Exhibit 99




Investor Relations Contact:                    Media Contact:
Robert J. Vill                                 Jane Randel
Vice President, Treasury and                   Vice President, Public Relations
Investor Relations
Liz Claiborne Inc.                             Liz Claiborne Inc.
201.295.7515                                   212.626.3408


            LIZ CLAIBORNE INC. POSTS RECORD 1st QUARTER SALES AND EPS
            ---------------------------------------------------------

New York, NY May 1, 2003 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share of $0.59 for the first quarter 2003 (which consisted of 14 weeks), an increase of 22.9% compared to diluted EPS of $0.48 for the first quarter 2002 (which consisted of 13 weeks). Net sales for the first quarter 2003 were a record $1.076 billion, up 20.5% over the comparable 2002 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its first quarter 2003 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Tuesday, May 20.

Paul R. Charron, Chairman and Chief Executive Officer stated: "We are pleased to report these solid first quarter results. Our ability to successfully execute our multi-brand, multi-channel, multi-geography diversification strategy enabled us to achieve record sales and EPS levels. Performance in the first quarter was driven primarily by the acquisitions of Ellen Tracy and Mexx Canada, growth in our Mexx Europe business and new product initiatives in our Special Markets business. Our Accessories, Sigrid Olsen and Claiborne and DKNY(R) Jeans Men's businesses also made solid contributions. In the first quarter, we continued to execute our portfolio diversification strategy with the announcement of our acquisition of Juicy Couture, a premium designer, marketer and wholesaler of sophisticated basics for women, men and children based in Southern California. We closed this transaction early in the second quarter."

Mr. Charron continued: "The retail and macroeconomic environments remain challenging. Consumer confidence and propensity to spend have been adversely impacted by the Iraq war. Capital markets remain volatile and uncertain. The economy is still struggling toward recovery. While we have yet to see signs of an economic rebound in either the United States or troubled pockets in Europe, like Germany, our Company was still able to deliver impressive first quarter results, attesting to the relevance of our portfolio diversification strategy in this environment. Sales, margins and EPS met or exceeded internal expectations. We are pleased with our balance sheet and cash flow positions at quarter end, reflecting conservative planning of both working capital and expenses. By and large, our brands have been performing relatively well, and our

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inventories  are in good shape,  attesting  to the power of consumer  responsive design, sourcing leverage and disciplined, technology-enabled execution."

Mr. Charron concluded: "As we move forward through this challenging period, we will continue to plan our business conservatively, focusing on the disciplined execution of our core strategies and the rigorous control of operating expenses and capital investments. In this context, for fiscal 2003, we are optimistic that we can achieve a sales increase of 9 - 11% and EPS in the range of $2.49 - $2.55. These estimates include the previously stated EPS accretion of $0.02 related to the Juicy Couture acquisition. For the second quarter of 2003, we are optimistic that we can achieve a sales increase of 10 - 13% and EPS in the range of $0.39 - $0.41. All of these forward looking statements exclude the impact of any future acquisitions or stock repurchases."

Net Sales
---------
Net sales for the first quarter 2003 were a record $1.076 billion, up 20.5% over the comparable 2002 period. The 2002 acquisitions of Ellen Tracy and Mexx Canada added approximately $58 million in net sales in the quarter. Approximately $36 million of the increase in net sales in the quarter was attributable to the impact of currency exchange rate fluctuation, primarily with respect to the Euro.

Sales in the first quarter in the wholesale apparel segment were $775.8 million, a 21.9% increase over the comparable 2002 period. In the wholesale non-apparel segment, first quarter sales were $121.4 million, a 14.3% increase over the comparable 2002 period. Retail segment sales in the first quarter were $171.8 million, a 17.3% increase over the comparable 2002 period.

Operating Margin
----------------
Operating margin in the first quarter increased by 40 basis points to 10.0% compared to 9.6% in the comparable 2002 period. This increase was driven by a 140 basis point improvement in gross margin to 42.4% of sales, primarily reflecting continued focus on company wide inventory management, continued lower sourcing costs, and the acquisitions of the higher margin Ellen Tracy and Mexx Canada businesses, offset by higher promotional activity at retail, which resulted in higher markdowns. Selling, general and administrative expenses (SG&A) as a percentage of sales increased by 100 basis points to 32.4%, resulting primarily from an increase in sales in the Company's Mexx Europe business and the acquisitions of Ellen Tracy and Mexx Canada, which all operate at higher SG&A rates than the Company average, and a decrease in comparable store sales for the Company's domestic outlet stores.

Balance Sheet and Cash Flow
---------------------------
The Company ended the quarter with $452 million in inventory versus last year's $416 million, an increase of $36 million, or 8.8%, with $29 million of the increase due to the impact of acquisitions and new businesses.

The Company ended the quarter with $111 million in cash, cash equivalents and marketable securities and $476 million in debt, resulting in a net debt position of $365 million, compared to $292 million in 2002, an increase of $73 million. This year-to-year increase in net debt resulted primarily from the 2002 acquisitions of Mexx Canada and Ellen Tracy, an additional payment in connection with the acquisition of Lucky Brand and the foreign exchange translation on the Company's 350 million Euro-denominated bonds. The net debt increase was offset by cash flow from operations on a trailing twelve months basis of $308 million. The Company ended the year with $1.4 billion in stockholders' equity, resulting in a total debt to total capitalization ratio of 26%.

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Liz Claiborne Inc.  designs and markets an extensive  range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, First Issue, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Russ, Sigrid Olsen, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; risks associated with acquisitions, licensing and the entry into new markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including currency rate fluctuations; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers, such as the recent West Coast port workers lock-out; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2002 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

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                               LIZ CLAIBORNE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In Thousands Except Per Share Data)
                                   (Unaudited)


                                                 14 weeks ended  13 weeks ended
                                                 April 5, 2003   March 30, 2002
                                                 -------------   --------------

Net Sales                                         $  1,075,599     $    892,893
Cost of Goods Sold                                     619,830          526,795
                                                  ------------     ------------
Gross Profit                                           455,769          366,098

Selling, General & Administrative Expenses             348,304          280,652
                                                  ------------     ------------

Operating Income                                       107,465           85,446

Other (Expense) Income, net                               (308)             171

Interest (Expense), net                                 (6,636)          (6,066)
                                                  ------------     ------------


Income Before Provision for Income
   Taxes                                               100,521           79,551

Income Tax Provision                                    36,389           28,638
                                                  ------------     ------------
Net Income                                        $     64,132     $     50,913
                                                  ============     ============


Weighted Average Common Shares Outstanding             106,299          104,732

Basic Earnings per Common Share                          $0.60            $0.49
                                                         =====            =====

Weighted Average Common Shares and Share
   Equivalents Outstanding                             107,960          106,189

Diluted Earnings per Common Share                        $0.59            $0.48
                                                         =====            =====


Supplemental Information:
   Dividends per Common Share (Rounded to the
     nearest penny)                                      $0.06            $0.06
                                                         =====            =====

                               LIZ CLAIBORNE, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)
                                   (Unaudited)


                                                 April 5, 2003   March 30, 2002
                                                 -------------   --------------
Assets
------
   Current Assets:
      Cash and cash equivalents                   $     72,063     $     73,082
      Marketable securities                             38,688           36,820
      Accounts receivable - trade, net                 555,200          565,340
      Inventories, net                                 452,285          415,763
      Deferred income taxes                             44,595           37,474
      Other current assets                              72,519           58,951
                                                  ------------     ------------
        Total Current Assets                         1,235,350        1,187,430
                                                  ------------     ------------

   Property and Equipment - Net                        383,736          355,816
   Goodwill and Intangibles - Net                      700,371          492,776
   Other Assets                                          8,650            9,780
                                                  ------------     ------------
     Total Assets                                 $  2,328,107     $  2,045,802
     -------------                                ============     ============

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities                            $    466,516     $    463,389
   Long-Term Debt                                      452,666          401,619
   Other Non-Current Liabilities                         6,853            4,884
   Deferred Income Taxes                                40,521           44,006
   Commitments and Contingencies
   Minority Interest                                     7,731            5,309
   Stockholders' Equity                              1,353,820        1,126,595
                                                  ------------     ------------
     Total Liabilities and Stockholders' Equity   $  2,328,107     $  2,045,802
     ------------------------------------------   ============     ============